Exhibit 99.5

             Financial Statements

             E-Conolight, LLC

             June 26, 2011

E-CONOLIGHT, LLC
BALANCE SHEET
June 26, 2011

ASSETS	(In thousands)
Current assets:
Cash	$271
Accounts receivable	25
Inventories	6,955
Prepaid expenses and other assets	152

Total current assets	7,403

Property and equipment, net	974
Intangible assets, net	5,049
Goodwill	13,911
Other assets, net	307

Total assets	$27,644

LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
Accounts payable, trade	$2,154
Other current liabilities	1,938

Total current liabilities	4,092

Long-term liabilities:
Long-term debt	15,600
Other long-term liabilities	4,216

Total long-term liabilities	19,816
Commitments and contingencies (Note 6)

Members' equity
Member capital contributions, net of distributions	5,238
Accumulated deficit	(1,502)

Total members' equity	3,736

Total liabilities and members' equity	$27,644

             The accompanying notes are an integral part of these financial statements.

E-CONOLIGHT, LLC
STATEMENTS OF OPERATIONS
Periods from December 27, 2010 through June 26, 2011,
and March 29, 2010 through June 27, 2010

	Period	Period
	ended	ended
	June 26,	June 27,
	2011	2010
	(In thousands)

Revenue, net	$21,649	$8,002

Cost of revenue, net	17,909	6,174

Gross profit	3,740	1,828

Selling, general and administrative expenses	2,952	1,070

Operating income	788	758

Non-operating expense:
Interest expense	1,239	617

Net (loss) income	$(451)	$141

             The accompanying notes are an integral part of these financial statements.

E-CONOLIGHT, LLC
STATEMENTS OF CASH FLOWS
Periods from December 27, 2010 through June 26, 2011,
and March 29, 2010 through June 27, 2010

	Period	Period
	ended	ended
	June 26,	June 27,
	2011	2010
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(451)	$141
Adjustments to reconcile net (loss) income to net cash (used in)
provided by operating activities
Depreciation and amortization	308	148
Change in operating assets and liablities:
Accounts receivable	20	(1)
Inventories	(49)	185
Prepaid expenses and other assets	(92)	(210)
Accounts payable, trade	(1,642)	(105)
Other current liabilities	877	684
Net cash (used in) provided by operating activities	(1,029)	842

Cash flows from investing activities:
Purchases of property and equipment	(18)	(25)
Net cash used in investing activities	(18)	(25)

Cash flows from financing activities:
Distributions to members	(131)	(15)
Net cash used in financing activities	(131)	(15)

Net (decrease) increase in cash	(1,178)	802

Cash, beginning of period	1,449	946

Cash, end of period	$271	$1,748

Supplemental disclosure of cash flow information
Cash paid for interest	$635	$602

             The accompanying notes are an integral part of these financial statements.

E-CONOLIGHT, LLC
NOTES TO FINANCIAL STATEMENTS
June 26, 2011

Note 1 – Business

E-Conolight, LLC (the “Company”) is a Delaware limited liability company.  The Company primarily sells traditional lighting fixtures and accessories but also sells light emitting diode (LED) based lighting system products for use primarily in commercial and industrial settings.  The Company’s products include floodlights, linear fluorescent lights, high & low bay lights, exit signs, emergency lights, and other lighting products.  E-Conolight sells its products through direct-marketing catalogs and its website. The Company is based in Racine, Wisconsin.

On March 29, 2010, the Company purchased certain assets of Ruud Lighting, Inc. (the “Seller”).  The aggregate purchase price was $20.1 million.  In addition, the Company is subject to contingent purchase price payments of up to $20 million.

The acquisition was accounted for under the purchase method of accounting and the results of operations since the acquisition date of March 29, 2010 are included in the financial statements.  The purchase price was allocated based on the estimated fair values of assets and liabilities at the date of acquisition.

The following outlines the fair value allocation as of March 29, 2010 of the acquired assets and assumed liabilities (in thousands):

Inventories	$3,084
Other current assets	30
Property, plant and equipment	957
Intangible assets	16,193
Assumed liabilities	(210)
Total assets acquired, net of liabilities assumed	$20,054

The purchase price of $20.1 million is net of $3.3 million of contingent consideration recorded as of March 29, 2010.

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The balance sheet as of June 26, 2011 and the statements of operations and cash flows for the six months ended June 26, 2011 and three months ended June 27, 2010 have not been audited.  In the opinion of management, all normal and recurring adjustments necessary to present fairly the financial position, results of operations and cash flows as of and for the period ended June 26, 2011, have been made.

E-CONOLIGHT, LLC
NOTES TO FINANCIAL STATEMENTS
June 26, 2011

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies – Continued

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities.  On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, provision for doubtful accounts, sales returns, sales price discounts and incentives, excess and obsolete inventory, fair value of acquired intangible assets and goodwill, useful lives of intangible assets and property and equipment, product warranty obligations, and contingencies and litigation, among others.  The Company generally bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual amounts could differ from those estimates.

Cash

The Company holds cash at major financial institutions, which often exceed insurance limits set by the Federal Deposit Insurance Corporation (“FDIC”).  The Company has not historically experienced any losses due to such concentration of credit risk.

Revenue Recognition

The Company recognizes product revenue when the earnings process is complete, as evidenced by persuasive evidence of an arrangement, when the sales price is fixed or determinable, collection of revenue is reasonably assured, and title and risk of loss have passed to the customer.

The Company provides its customers with limited rights of return for non-conforming shipments and product warranty claims.  The Company estimates an allowance for anticipated sales returns based upon an analysis of historical sales returns and other relevant data.  The Company records an allowance at the time of sale, which is recorded as a reduction of product revenue in the statements of operations and as a reduction to accounts receivable in the balance sheet.  Returns for non-conforming shipments have not been significant.

Accounts Receivable

The Company typically invoices its customers at shipment for the sales order value of products shipped.  Accounts receivable are recorded at the invoiced amount and do not bear interest.  The Company does not have any off-balance sheet credit exposure related to any of its customers.

E-CONOLIGHT, LLC
NOTES TO FINANCIAL STATEMENTS
June 26, 2011

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies – Continued

Allowance for Doubtful Accounts

The Company evaluates the collectability of accounts receivable based on a combination of factors. In cases where the Company becomes aware of circumstances that may impair a specific customer’s ability to meet its financial obligations subsequent to the original sale, the Company will record an allowance against amounts due, and thereby reduce the net recognized receivable to the amount the Company reasonably believes will be collected. For all other customers, the Company recognizes an allowance for doubtful accounts based on the length of time the receivables are past due and consideration of other factors such as industry conditions, the current business environment and its historical experience.  To date, write-offs for uncollectable accounts have not been significant.

Inventories

Inventories are valued at the lower of cost or market value, with cost being determined on the first-in, first-out (“FIFO”) method.  The Company writes down its inventory balances for estimates of excess and obsolete amounts.  These write-downs are recorded as a component of cost of sales.  At the point of the write-down, a new, lower-cost basis for that inventory is established, and any subsequent improvements in facts and circumstances do not result in the restoration or increase in that newly established cost basis.  The Company recorded charges for write-downs in inventory of $820 thousand and $0, for the periods ended June 26, 2011 and June 27, 2010, respectively.  Inventories consisted of the following as of June 26, 2011 (in thousands):

Finished goods	$5,994
Inventory in transit	961
Total	$6,955

Property and Equipment

Property and equipment are recorded at cost and depreciated on a straight-line basis over the assets’ estimated useful lives.  Leasehold improvements are amortized over the lesser of the asset life or the life of the related lease.  In general, the useful lives are as follows:

Building improvements	7 years
Machinery and equipment	7 years
Website development	3 years

Expenditures for repairs and maintenance are charged to expense as incurred.  The costs for major renewals and improvements are capitalized and depreciated over their estimated useful lives.

E-CONOLIGHT, LLC
NOTES TO FINANCIAL STATEMENTS
June 26, 2011

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies – Continued

Intangible Assets and Goodwill

The Company records the assets acquired and liabilities assumed in business combinations at their respective fair values at the date of acquisition, with any excess purchase price recorded as goodwill. Valuation of intangible assets involves significant estimates and assumptions including, but not limited to, estimating future cash flows from product sales, developing appropriate discount rates, continuation of customer relationships and renewal of customer contracts, and approximating the useful lives of the intangible assets acquired.

U.S. GAAP requires that intangible assets other than goodwill with an indefinite life should not be amortized until their life is determined to be finite, and all other intangible assets must be amortized over their useful lives. The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from three to fifteen years.

The Company tests goodwill for impairment at the reporting unit level at least annually and potentially more frequently upon the occurrence of certain events. Goodwill is tested for impairment annually using a two-step process. First, the Company determines if the carrying amount of its reporting unit exceeds its fair value (determined using discounted cash flows or market multiples based on revenues), which would indicate a potential impairment of goodwill associated with that reporting unit. If the Company determines that a potential impairment of goodwill exists, it then compares the implied fair value of the goodwill associated with the reporting unit, to its carrying amount to determine if there is an impairment loss.

Impairment of Long-Lived Assets

The Company reviews long-lived assets such as property, equipment, and definite lived intangible assets for impairment based on changes in circumstances that indicate their carrying amounts may not be recoverable.  In making these determinations, the Company uses certain assumptions, including but not limited to: (1) estimations of the fair market value of the assets, and (2) estimations of future cash flows expected to be generated by these assets, which are based on additional assumptions such as asset utilization, length of service the asset will be used in the Company’s operations and estimated salvage values.

E-CONOLIGHT, LLC
NOTES TO FINANCIAL STATEMENTS
June 26, 2011

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies – Continued

Debt Issuance Costs

Debt issuance costs were incurred in conjunction with the subordinated debt and line of credit issuance.  Debt issuance costs are being amortized over the applicable term of the credit agreements which ranges from five to seven years.  Debt issuance costs are included in the long term assets section of the balance sheet in other assets, net.

Debt issuance costs and the related amortization consist of the following as of June 26, 2011 (in thousands):

Debt issuance costs	$379
Accumulated amortization	(72)
Debt issuance costs, net	$307

The scheduled future debt issuance cost amortization as of June 26, 2011 is as follows (in thousands):

2011 (Remaining 6 months)	$28
2012	57
2013	57
2014	57
2015	50
Thereafter	58
Total	$307

Contingent Consideration Liability

The contingent consideration liability represents the present value of anticipated future payments related to the acquisition discussed in Notes 1 and 6.  The liability is remeasured at each reporting period and is adjusted through the statement of operations.

Shipping and Handling

Shipping and handling costs are included in cost of revenues and are recognized as a period expense during the period in which they are incurred.

Advertising Costs

The Company expenses the costs of producing advertisements at the time production occurs and expenses the cost of communicating the advertising in the period in which the advertising is used.  Advertising costs are included in selling, general and administrative expenses and amounted to approximately $738 thousand and $269 thousand for the periods ended June 26, 2011 and June 27, 2010, respectively.

E-CONOLIGHT, LLC
NOTES TO FINANCIAL STATEMENTS
June 26, 2011

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies – Continued

Taxes Collected From Customers

Net sales is presented net of taxes collected from customers and remitted to governmental authorities.  These taxes include all taxes assessed by a governmental authority that are imposed on and concurrent with a specific revenue-producing transaction between the Company and a customer.

Note 3 – Goodwill and Other Intangible Assets

The Company has the following intangible assets as of June 26, 2011 (in thousands):

	Gross carrying	Accumulated	Net carrying
	amount	amortization	amount
Amortized intangible assets:
Customer list	$2,934	$(244)	$2,690
Trade names	2,528	(211)	2,317
Catalog	72	(30)	42
Total	5,534	(485)	5,049
Goodwill	13,911	-	13,911
Total intangible assets	$19,445	$(485)	$18,960

Total amortization expense for the periods ended June 26, 2011 and June 27, 2010 was $194 thousand and $97 thousand, respectively.  Amortization expense related to intangible assets for the periods ending after June 26, 2011 is estimated to be as follows (in thousands):

2011 (remaining six months)	$194
2012	388
2013	370
2014	364
2015	364
Thereafter	3,369
Total	$5,049

E-CONOLIGHT, LLC
NOTES TO FINANCIAL STATEMENTS
June 26, 2011

Note 4 – Debt

Line of Credit

Effective March 29, 2010, the Company entered into a revolving line of credit with a bank, with a maturity date of June 1, 2013.  The credit agreement provides for revolving loans of up to $3.0 million with interest at the one month LIBOR rate plus 3.5%.  The Company did not draw on the line during the periods ended June 26, 2011 or June 27, 2010.  The Company is subject to certain financial covenants.

Subordinated Debt

On March 29, 2010, the Company entered into a $15.6 million subordinated debt agreement with a related party (see Note 9), subject to certain financial covenants.  The principal of the loan is payable in full on March 29, 2017.  Interest is paid quarterly at 15.25%.  The loan is secured by substantially all assets of the Company, and is subordinated to the Company’s line of credit with the bank.  The outstanding balance was $15.6 million at June 26, 2011.  Interest expense on the loan was $1.2 million and $0.6 million for the periods ended June 26, 2011 and June 27, 2010, respectively.

Note 5 – Income Taxes

The Company is a limited liability company and is taxed under the partnership provisions of the Internal Revenue Code (the “IRC”).  Under these provisions of the IRC, the members are responsible for reporting their share of the Company’s federal taxable income or loss on their income tax returns.  Accordingly, the Company is not subject to income taxes for federal and most state jurisdictions.

Note 6 – Commitments and Contingencies

Warranties

Product warranties are provided for at the time the Company recognizes revenue.  The Company estimates these warranty liabilities as a percentage of revenue, based on historical knowledge of warranty costs and expected future warranty costs.  If a product failure occurs, the Company records a specific warranty reserve for the costs of the failure.  If actual product failure rates materially differ from these estimates, revisions to the estimated warranty liability would be required.  During the period ended June 26, 2011 and June 27, 2010, the Company recorded warranty reserves of $0.7 million and $0, respectively.

Lease Commitments

The Company has a non-cancelable operating lease for a warehouse.  This lease was assigned to the Company on March 29, 2010, and runs through May 1, 2014.  Monthly rent payments under the lease consist of base payments that escalate by approximately 2% each year.  Rent expense totaled $226 thousand and $121 thousand for the periods ended June 26, 2011 and June 27, 2010, respectively.

E-CONOLIGHT, LLC
NOTES TO FINANCIAL STATEMENTS
June 26, 2011
Note 6 – Commitments and Contingencies – Continued

Future minimum rental payments required under the leases as of June 26, 2011 are as follows (in thousands):

2011 (remaining six months)	$186
2012	377
2013	385
2014	129
Total	$1,077

Contingent Consideration

As discussed in Note 1, in addition to the aggregate acquisition cost of $20.1 million, the Company is liable to make contingent purchase price payments of up to $20.0 million.  The amount of the payment is determined based on an EBITDA target and will be paid each year in which the target is met through March 2022, or until $20.0 million has been paid.  The Company calculates the estimated contingent payments by taking the present value of estimated future EBITDA compared to the targeted EBITDA measures per the related agreement.  The Company recorded a liability in the amount of $3.3 million as of the March 29, 2010 acquisition date.  This liability was remeasured as of December 26, 2010, which resulted in increasing the liability amount to $4.2 million.  The liability is recorded at $4.2 million as of June 26, 2011.

Note 7 – Related Party Transactions

The Company entered into a subordinated debt agreement with a member, as discussed in Note 3.  Interest expense on the loan was $1.2 million and $0.6 million during the periods ended June 26, 2011 and June 27, 2010, respectively.

Two members received fees totaling approximately $130 thousand and $63 thousand for management services during the periods ended June 26, 2011 and June 27, 2010, respectively.  These amounts are recorded as part of selling, general and administrative expenses on the statements of operations.

Note 8 – Members’ Equity

The members of the Company are subject to an operating agreement entered into effective March 17, 2010.  The agreement allows for the issuance of 1,000 profits interests, which are part of the 10,000 units outstanding at year end.  Profits and losses are allocated to the members pro rata based on the number of units held.  Members are granted one vote per unit held.  Member distributions were $131 thousand and $15 thousand for the six and three month periods ending June 26, 2011 and June 27, 2010, respectively.

E-CONOLIGHT, LLC
NOTES TO FINANCIAL STATEMENTS
June 26, 2011
Note 9 – Shared Services Agreement

The Company and the Seller are subject to a shared service agreement that was entered into on March 29, 2010.  Per the terms of the agreement, the Seller provides the Company with management and operational services over a period of time.  These services include certain general and administrative services, warehouse services and customer service and sales support functions.  The Seller charges the Company a base amount of 1.85% of the Company’s net revenues for general and administrative services, 1.2% of the Company’s net revenues for warehouse services and 1% of the Company’s net revenue for customer service and sales support functions.  The charge for general and administrative services decreases if the Company hits certain net revenue levels.  The Company expensed $778 thousand and $300 thousand during the periods ended June 26, 2011 and June 27, 2010, respectively, for shared services performed.  The service term of this agreement is the longer of five years commencing March 29, 2010 or the period during which the Company is obligated to make contingent purchase price payments in accordance with the asset purchase agreement.  This term shall in no event be longer than 12 fiscal years.  The Company may terminate the agreement in whole or in part at its option.

Note 10 – Supply Agreement

The Company and the Seller are subject to a supply agreement that was entered into on March 29, 2010.  The Seller agrees to supply the Company with products, related components and accessories from the    E-Conolight linear, landscape, and 14-inch floodlight products.  The term of the agreement is the longer of seven years or the term of the shared services agreement (see Note 9).  The Company may terminate this agreement by providing written notice at least six months prior to termination.

Note 11 – Subsequent Events

On August 17, 2011, the Company entered into a member interest purchase agreement with Ruud Lighting, Inc. whereby the Company’s members sold all membership interests for approximately $39.5 million in cash, with the purchase price subject to certain post closing working capital adjustments.  On September 16, 2011, the buyers submitted to the sellers of the Company a final net operating working capital statement representing net post closing adjustments to working capital in the amount of approximately $58 thousand for consideration.  On September 24, 2011, the sellers submitted a final net working capital objection notice contesting certain post closing adjustments.

The Company evaluated its June 26, 2011 financial statements for subsequent events through October 6, 2011, the date the financial statements were available to be issued.  The Company is not aware of any additional subsequent events which would require recognition or disclosure in the financial statements.